Exhibit 99.2
PRESS RELEASE
FOR IMMEDIATE RELEASE
Contacts:
Derek K. Cole
Director, Investor Relations
303-464-3986
derek.cole@myogen.com
MYOGEN REPORTS 2005 RESULTS
Denver, Colorado, March 6, 2006 — Myogen, Inc. (Nasdaq: MYOG), a biopharmaceutical company focused on the discovery, development and commercialization of small molecule therapeutics for the treatment of cardiovascular disorders, today reported 2005 full year results. As of December 31, 2005, the Company had cash, cash equivalents and investments of $182.3 million. Net loss for the year ended December 31, 2005 was $63.0 million, or $1.68 per share, compared to a net loss of $57.7 million, or $2.00 per share last year.
“2005 was an incredibly exciting and rewarding year for Myogen and all of its constituents: patients, physicians, investors and employees” said J. William Freytag, President and Chief Executive Officer of Myogen. “We reported positive results for our two late-stage product candidates, ambrisentan and darusentan, as well as continued progress in our discovery research program, and, with the support of the investment community, were able to secure additional funding to continue the advancement of these programs. 2006 looks to be another busy and potentially rewarding year with ambrisentan ARIES-1 data expected in April, initiation of our darusentan Phase 3 program and launch of commercial operations for Flolan expected in the second quarter and, hopefully, the submission of the ambrisentan NDA in the fourth quarter.”
2005 Highlights
•	Positive top line results of darusentan Phase 2b resistant hypertension clinical trial

•	Positive top line results of ambrisentan ARIES-2 Phase 3 pulmonary arterial hypertension clinical trial

•	$125 million equity financing
Product Portfolio Update
Ambrisentan: Ambrisentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist that is being evaluated as a once daily oral therapy for patients with pulmonary arterial hypertension (PAH). Ambrisentan has been granted orphan drug designation for the treatment of PAH in both the United States and European Union.
ARIES-1 & -2
ARIES-1 & -2 are two pivotal Phase 3 trials evaluating ambrisentan in patients with PAH. Each trial was designed to enroll 186 patients. ARIES-1 enrolled 202 patients primarily from North America plus selected international sites, while ARIES-2 enrolled 192 patients primarily in Europe plus selected additional international sites. Positive top line results for ARIES-2 were reported in December 2005. Additional results of the trial will be presented at ATS 2006 • San Diego, the annual International Conference of the American Thoracic Society to be held May 19-24, 2006 at the San Diego Convention Center in San Diego, California.

Patient enrollment in ARIES-1 was completed on November 30, 2005 and the last patient completed the 12-week trial on February 21, 2006. The Company expects to report top line results of the trial in April 2006. The primary efficacy endpoint of this trial is the change from baseline in the six-minute walk distance evaluated after 12 weeks of therapy compared to placebo. With a targeted sample size of 62 patients per arm, the trial has approximately 90% power to detect a placebo-corrected treatment effect of 35 meters for each dose group. A fixed-sequence approach for analysis, starting with the 10 mg dose and then proceeding to the 5 mg dose, will be used to control the Type I error for the two comparisons.
After the initial 12-week assessment period, all patients in the ARIES trials have the option to continue ambrisentan therapy in a long-term study. To date, more than 400 patients have been enrolled in this and other long-term studies. The incidence of confirmed serum aminotransferase test results greater than three times the upper limit of the normal range (3xULN) remains less than 1%.
AMB-222
In February 2006, the Company announced positive top line results of AMB-222, an open-label trial in which ambrisentan was administered to 36 PAH patients who had previously discontinued bosentan, sitaxsentan or both due to serum aminotransferase abnormalities. The primary endpoint of the trial was the incidence of serum aminotransferase concentrations greater than 3xULN during the 12 week evaluation period that resulted in discontinuation of drug treatment.
None of the 36 patients enrolled in the study had a recurrence of liver function abnormalities that resulted in discontinuation of ambrisentan during the initial 12-week evaluation period (the primary endpoint of the study). One patient had a transient serum aminotransferase test result greater than 3xULN at week 12 that resulted in dose reduction from 5 mg to 2.5 mg ambrisentan. This patient remains on ambrisentan therapy and has not had a recurrence of serum aminotransferases greater than 3xULN. Patients have continued to receive ambrisentan therapy for periods up to 10 months (mean exposure of 6 months) and no further occurrence of serum aminotransferase concentrations greater than 3xULN has been observed.
AMB-105
The Company recently completed a Phase 1 study examining the potential for drug-drug interactions between ambrisentan and sildenafil. The study results demonstrated that multiple doses of ambrisentan had no significant interaction with sildenafil. Similarly, multiple doses of sildenafil did not alter the pharmacokinetics of ambrisentan. Full results of AMB-105 will be submitted for presentation at a future scientific conference.
AMB-106
The Company recently completed a Phase 1 study examining the potential for drug-drug interactions between ambrisentan and warfarin. The study results demonstrated that multiple doses of ambrisentan had no significant effect on prothrombin time, international normalized ratio (INR) and/or the pharmacokinetics of warfarin. Full results of AMB-106 will be submitted for presentation at a future scientific conference.
Darusentan: Darusentan is a non-sulfonamide, propanoic-acid class, type-A selective endothelin receptor antagonist that is being evaluated as a once daily oral therapy for patients with resistant hypertension.
DAR-201
In August 2005, the Company announced positive top line results of a Phase 2b randomized, double-blind, placebo-controlled clinical trial designed to evaluate the safety and efficacy of darusentan in patients with resistant systolic hypertension. Enrollment of 115 patients was completed in April 2005. Patients underwent forced titration every two weeks through 10, 50, 100 and 150 mg of darusentan or placebo until the target dose of 300 mg once a day was achieved. The treatment period for the study was 10 weeks.
Results of the trial demonstrated that 300 mg of darusentan dosed once daily provided statistically significant, placebo-corrected reductions in systolic and diastolic blood pressure. Clinically meaningful reductions in systolic and diastolic blood pressure were also observed at earlier time points at lower doses. Trial results also demonstrated darusentan was generally well tolerated suggesting a favorable safety profile. There was no difference in the incidence of premature discontinuations in the darusentan arm compared to the placebo arm. Furthermore, there were no observed serum aminotransferase concentrations above two times the upper limit of the normal range. Additional results from the Phase 2b study will be presented at ACC.06, the 55th Annual Scientific Session of the American College of Cardiology, which will be held March 11-14, 2006 in Atlanta, Georgia.
Based on these results, the Company plans to conduct an international Phase 3 clinical program (DAR-311 and DAR-312) to further evaluate darusentan for the treatment of patients with resistant hypertension. The Company expects to initiate the Phase 3 program in the second quarter of 2006.
DAR-311
The primary objective of this Phase 3 randomized, double-blind, placebo-controlled parallel group trial is to determine if darusentan is effective in reducing systolic blood pressure in resistant hypertension patients currently treated with full doses of four or more antihypertensive medications, one of which is a diuretic. Patients are eligible for enrollment in this trial if they have a systolic blood pressure greater than or equal to 140 mmHg and no other compelling conditions. For patients with diabetes and chronic kidney disease, the blood pressure inclusion criterion is a systolic blood pressure greater than 130 mmHg. Approximately 352 patients will be randomized to one of three doses of darusentan (50, 100, or 300 mg qd) versus placebo in a ratio of 7:7:7:11. The treatment period for the trial is 14 weeks. The primary endpoint of the trial is change from baseline to week 14 in trough sitting systolic blood pressure as compared to placebo. Upon completion of the 14-week assessment period, patients will be eligible to enroll in a long-term safety study.
DAR-312
The primary objective of this Phase 3 randomized, double-blind, placebo-controlled trial is to determine if darusentan is effective in reducing systolic blood pressure in patients with resistant hypertension. Patients are eligible for enrollment in this trial if they have a systolic blood pressure greater than or equal to 140 mmHg despite treatment with full doses of three antihypertensive drugs, one of which is a diuretic, and no other compelling conditions. For patients with diabetes and chronic kidney disease, the blood pressure inclusion criterion is a systolic blood pressure greater than 130 mmHg. Approximately 770 patients will be randomized to darusentan, active control (guanfacine, an antihypertensive drug that acts as a central alpha agonist) or placebo, in a 3:3:1 ratio. The treatment period for the trial is 14 weeks. The efficacy analysis of the trial is change from baseline to week 14 in trough sitting systolic blood pressure compared to placebo and then compared to the active control. Upon completion of the 14-week assessment period, patients will be eligible to enroll in a long-term safety study.
Patients enrolled in the two long-term studies will be treated and followed for safety for at least six months with a mean exposure expected to be in excess of one year. The Company may undertake additional studies in this indication for commercial and regulatory support.
Drug Discovery Research: Myogen is continuing to move forward with its drug discovery program, which is the subject of a broad collaboration with Novartis. The program is focused on the discovery, development and commercialization of new therapeutics for the treatment of heart muscle disease.
Financial Highlights for 2005
In January 2006, the Company completed the sale of Myogen GmbH and the sub-license of the Perfan® I.V. rights, excluding the United States and Canada, for a total cash consideration of $6.1 million plus on-going royalties. Accordingly, the assets, liabilities and results of operations pertaining to Myogen GmbH and Perfan® I.V. have been reclassified as “Discontinued Operations” in the attached summary financial statements. Sales of Perfan® I.V. for the year were $3.2 million versus $3.3 million in 2004.
Research and development contracts revenue from the Company’s research agreement with Novartis was $7.0 million for the year compared to $6.6 million in 2004.

Research and development expenses, excluding stock-based compensation expenses, decreased 3% to $52.6 million from $54.1 million for the years ended December 31, 2005 and 2004, respectively. The decrease in expenses for 2005 was primarily due to the discontinuation of the development of enoximone capsules.
Selling, general and administrative expenses, excluding stock-based compensation expenses, increased 57% to $13.1 million for 2005 from $8.4 million in 2004. The increase was primarily due to increased marketing costs associated with ambrisentan pre-launch activities, staffing and related recruiting costs and an increase in professional service costs.
2006 Milestones
Myogen is working towards several significant milestones in the coming year, including:
•	Reporting ARIES-1 top line results in April;

•	Initiating the darusentan Phase 3 clinical program during the second quarter;

•	Launching commercial operations for Flolan in the second quarter; and

•	Submitting the ambrisentan New Drug Application during the fourth quarter, should the ARIES-1 results support such a submission.
2006 Financial Guidance
The darusentan development program outlined above has only recently been finalized and the detailed costs and timelines are still under review and revision. Similarly, the partnership with GlaxoSmithKline announced earlier today will impact both our costs and potential revenues. Consequently, we are not providing detailed financial guidance at this time. However, we believe our cash, cash equivalents and investments, together with expected licensing proceeds, will be sufficient to fund operations until at least the end of 2007. Financial projections such as this one entail a high level of uncertainty due, among many factors, to the variability involved in predicting clinical trial initiation timelines, enrollment rates and results, product revenue and the potential for Myogen to enter into additional licensing or strategic collaborations.
Commercial Operations Management
With the successful partnering of ambrisentan, John Julian, Senior Vice President, Commercial Development, announced that he will be retiring effective the end of May 2006.
Robert Caspari, M.D., joins Myogen as Senior Vice President, Commercial Operations. Dr. Caspari has over 25 years experience in the pharmaceutical, biotechnology and medical fields at Schering Plough, Boehringer Mannheim Corporation, Lederle Laboratories, Somatogen, Baxter International, Neorx Corporation and Novo Nordisk Pharmaceuticals, Inc. Dr. Caspari is trained as an internist and has devoted much of his career to launching and supporting pharmaceutical products. Most recently Dr. Caspari was Vice President and General Manager of Novo Nordisk’s US Biopharmaceuticals Business Unit.
During the overlap of Mr. Julian and Dr. Caspari, Mr. Julian will serve as a senior advisor to the Company. Subsequent to the end of May, Mr. Julian will remain a consultant to the Company, providing strategic advice in the field of commercial development. The Company wishes to thank John for his six years of devoted service to Myogen and for all the contributions he has made.
Conference Call
J. William Freytag, President and CEO, and other members of Myogen’s senior management will provide a company update and discuss results via webcast and conference call on Monday, March 6, 2006 at 4:30 pm Eastern. To access the live webcast, please log on to the company’s website at www.myogen.com and go to the Investor Relations section. Alternatively, callers may participate in the conference call by dialing 800-218-0204 (domestic) or 303-262-2068 (international). Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Friday, March 31, 2006. Callers can access the replay by dialing 800-405-2236 (domestic) or 303-590-3000 (international). The passcode is 11052811#.

About Myogen
Myogen has two product candidates in late-stage clinical development: ambrisentan for the treatment of patients with pulmonary arterial hypertension (PAH) and darusentan for the treatment of patients with resistant hypertension. The Company, in collaboration with Novartis, also conducts a target and drug discovery research program focused on the development of disease-modifying drugs for the treatment of chronic heart failure and related cardiovascular disorders. Please visit the company’s website at www.myogen.com.
Safe Harbor Statement
This press release contains forward-looking statements that involve significant risks and uncertainties, including the statements relating to the reporting of top line results from the Company’s ARIES-1 pivotal Phase 3 trial of ambrisentan, the design and implementation of the darusentan phase 3 development program, the submission of a New Drug Application for ambrisentan, and projections regarding the sufficiency of the Company’s current cash, cash equivalents and investments. Actual results and events could differ materially from those projected and the Company cautions investors not to place undue reliance on the forward-looking statements contained in this release.
Among other things, the projected timing of the release of results of clinical trials, including the Company’s projected release of top line results from the ARIES-1 trial in April 2006, and the projected commencement of any of the Company’s clinical trials, including the projected commencement of the darusentan Phase 3 development program in the second quarter of 2006, may be affected by difficulties or delays, including difficulties or delays caused by regulatory issues, patient enrollment, patient treatment, data collection or data analysis. In addition, the Company’s results may be affected by its effectiveness at managing its financial resources, its ability to successfully develop and market its current products, its ability to obtain and enforce patent protection for its products, competition from other biotechnology or pharmaceutical companies, difficulties or delays in manufacturing the Company’s products, and regulatory developments involving current and future products. Delays in clinical programs, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company’s financial position and prospects. Prior clinical trial program designs and results are not necessarily predictive of future clinical trial designs or results. For example, the positive top line results of the darusentan Phase 2b trial are not necessarily predictive of the results of the Company’s planned Phase 3 trials of darusentan in patients with resistant hypertension as a result of the fact that among other things, the designs of the planned Phase 3 clinical trials differ in material respects from the design of the Phase 2b program. In addition, the Company may elect to, or be required by applicable regulatory authorities, to modify the designs of one or more of its proposed clinical trials or to conduct additional clinical trials of its product candidates to evaluate efficacy and/or safety. Any such additional clinical trials could adversely affect the Company’s financial position and prospects. Preliminary clinical trial results may not be confirmed upon full analysis of the detailed results of a trial and additional information relating to the safety, efficacy or tolerability of the Company’s product candidates may be discovered upon further analysis of trial data or analysis of new trial data or long term safety data. If the Company’s product candidates do not meet safety or efficacy endpoints in clinical evaluations, they will not receive regulatory approval and the Company will not be able to market them. Even if the Company’s product candidates meet safety and efficacy endpoints, regulatory authorities may not approve them, or the Company may face post-approval problems that require the withdrawal of its product from the market. There can be no assurance that Myogen’s product candidates, including ambrisentan, will be proven safe and effective for use in humans. Abnormal liver function test results have been reported in trials of other endothelin receptor antagonists.
Cash flow projections involve a high degree of uncertainty, including variances in future spending rates due to changes in corporate priorities, the timing of and outcomes of clinical trials, competitive developments and the impact on expenditures and available capital from licensing and strategic collaboration opportunities. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development or discovery research programs. Myogen is at an early stage of development and may not ever have any products that generate significant revenue.

Additional risks and uncertainties relating to the company and its business can be found in the “Risk Factors” section of Myogen’s annual report on Form 10-K, in Myogen’s periodic reports on Form 10-Q and Form 8-K and in other documents filed by Myogen with the Securities and Exchange Commission (SEC). It is Myogen’s policy to only update or confirm its public guidance by issuing a press release or filing a periodic or current report with the SEC. The Company generally plans to provide guidance as part of its annual and quarterly earnings releases but reserves the right to provide guidance at different intervals or to revise its practice in future periods. Myogen undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in the Company’s expectations. The Company also disclaims any duty to comment upon or correct information that may be contained in reports published by the investment community.

MYOGEN, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$138,380	$70,669
Short-term investments	38,575	48,331
Research and development contract amounts due within one year	—	300
Prepaid expenses, accrued interest receivable and other current assets	2,752	1,772
Assets of discontinued operations	1,289	2,052

Total current assets	180,996	123,124
Long-term investments	5,362	—
Property and equipment, net	2,622	2,452
Other assets	27	27

Total assets	$189,007	$125,603

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,345	$10,510
Accrued liabilities	2,797	1,893
Current portion of deferred revenue	1,187	1,823
Current portion of other liabilities	142	119
Current portion of notes payable, net of discount	172	1,822
Liabilities of discontinued operations	264	220

Total current liabilities	14,907	16,387
Deferred revenue, net of current portion	1,656	1,399
Other long term liabilities, net of current portion	220	331
Notes payable, net of current portion and discount	—	172
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.001 par value; 100,000,000 shares authorized and 41,962,587 and 35,731,581 shares issued and outstanding as of December 31, 2005 and 2004, respectively	42	36
Additional paid-in capital	412,862	286,017
Deferred stock-based compensation	(1,406)	(2,535)
Other comprehensive loss	(88)	(42)
Deficit accumulated during the development stage	(239,186)	(176,162)

Total stockholders’ equity	172,224	107,314

Total liabilities and stockholders’ equity	$189,007	$125,603

MYOGEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	2005	2004
Revenues — research and development contracts	$6,963	$6,606

Costs and expenses:
Research and development (excluding stock-based compensation expense of $4,111 and $1,971, respectively)	52,602	54,124
Selling, general and administrative (excluding stock-based compensation expense of $4,776 and $1,977, respectively)	13,141	8,358
Stock-based compensation	8,887	3,948

	74,630	66,430

Loss from operations	(67,667)	(59,824)
Interest income (expense), net	3,661	821

Loss from continuing operations	(64,006)	(59,003)
Discontinued operations, net of income taxes	982	1,318

Net loss attributable to common stockholders	$(63,024)	$(57,685)

Basic and diluted net loss per common share attributable to common stockholders:
Continuing operations	$(1.71)	$(2.05)
Discontinued operations, net of tax	0.03	0.05

	$(1.68)	$(2.00)

Weighted average common shares outstanding	37,416,368	28,839,076